Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Stamford, CT 06902 tel: 203 622-3131 fax: 203 622-6080 ur.com

United Rentals Appoints Gracia Martore as a New Director, Joining Shiv Singh

STAMFORD, Conn. – June 2, 2017 – United Rentals, Inc. (NYSE: URI) today announced that Gracia Martore has joined its board of directors, effective immediately. Ms. Martore joins Shiv Singh, the Company’s other new director, who was elected by stockholders at the Company’s annual stockholders meeting on May 4.

Ms. Martore recently retired as President and Chief Executive Officer of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she had held since October 2011. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore is also a director of WestRock Company, The Associated Press and FM Global. In July 2016, she was also elected to the Board of Trustees of Wellesley College.

Mr. Singh is a senior vice president in the innovation and strategic partnerships group at Visa Inc. (“Visa”), where he is responsible for driving the go-to-market strategy for some of Visa’s most disruptive products and innovations. Prior to this, Mr. Singh served in various senior brand and marketing roles at Visa. Prior to Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead. Mr. Singh was inducted into the American Advertising Federation Hall of Achievement in November 2016 and was recognized by AdWeek as a Top 50 marketer in 2015.

Jenne Britell, chairman of United Rentals, said, “We are excited and honored to welcome Gracia and Shiv to our board of directors. Gracia’s experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial and governance skills that will benefit the Company and our board. Shiv’s significant experience in marketing, digital and innovation will allow him to contribute to our board and provide the Company with a fresh and valuable perspective on digital marketing and related matters.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. Following the acquisition of NES Rentals, the company has an integrated network of 968 rental locations in 49 states and every Canadian province. The company’s approximately 13,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,200 classes of equipment for rent with a total original cost of $9.8 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com

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